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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags Entertainment Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-167215, 333-168632, 333-170584, and 333-175049) on Forms S-3 and S-8 of Six Flags Entertainment Corporation of our report dated February 27, 2013, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation and subsidiaries (the Company) as of December 31, 2012 and 2011(Successor Company), and the related consolidated statements of operations, equity (deficit), comprehensive income (loss), and cash flows for the years ended December 31, 2012 and 2011 (Successor), the eight months ended December 31, 2010 (Successor) and the four months ended April 30, 2010 (Predecessor Company), and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Six Flags Entertainment Corporation.

        Our report dated February 27, 2013 includes an explanatory paragraph that refers to the Company's adoption of the guidance for fresh-start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of April 30, 2010. Accordingly, the Company's consolidated financial statements prior to April 30, 2010 are not comparable to its consolidated financial statements for periods after April 30, 2010.

        Our report on the consolidated financial statements refers to the Company changing its method of evaluating variable interest entities as of January 1, 2010 due to the adoption of a new accounting pronouncement issued by the Financial Accounting Standards Board.

KPMG LLP

Dallas, Texas
February 27, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm